Exhibit 99.3

VASCO Data Security International, Inc.

Q3 2014 Earnings Conference Call

Edited Transcript

October 28, 2014

CORPORATE PARTICIPANTS

John Gunn VASCO Data Security International - VP, Corporate Communications

Ken Hunt VASCO Data Security International - Chairman and CEO

Jan Valcke VASCO Data Security International - President and COO

Cliff Bown VASCO Data Security International - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Joe Maxa Dougherty & Co. - Analyst

Fred Ziegel Topeka Capital Markets - Analyst

Bridie Barrett Edison Capital - Analyst

Josh Goldberg G2 Investment Partners - Analyst

PRESENTATION

OPERATOR

Ladies and gentlemen, thank you for standing by. Welcome to the VASCO Data Security Q3 2014 Earnings Call. During the presentation, all participants will be in a listen-only mode. Afterwards, we’ll conduct a question-and-answer session. (Operator Instructions)

Now, I would like to turn the conference over to John Gunn. Please go ahead sir.

John Gunn VASCO Data Security International - VP, Corporate Communications

Thank you. Greetings everyone and thank you for joining the VASCO Data Security third quarter 2014 earnings conference call. My Name is John Gunn, and I’m the Vice President of Corporate Communications. This call is being broadcast over the Internet and can be accessed on the Investor Relations section of VASCO’s Web site at ir.vasco.com.

Speaking first will be Ken Hunt, VASCO’s Chairman, Founder and CEO; followed by Jan Valcke, our President and Chief Operating Officer; and Cliff Bown, our EVP and Chief Financial Officer. And then we will open the call for questions from Analysts.

Please note that statements made during this conference call that relate to future plans, events or performances are forward-looking statements. Any statements containing words such as believes, anticipates, plans, expects, projects and similar words is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the U.S. Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

In addition, please note that the date of this conference call is October 28, 2014. Any forward-looking statements and related assumptions are made as of this date. Except as expressly required by the Federal Securities laws, we undertake no obligation to update these statements as a result of new information or future events or for any other reasons.

And at this time, I will turn the call over to Ken Hunt.

Ken Hunt - VASCO Data Security International - Chairman and CEO

Thank you, John and thank you everyone for joining us on the call today. VASCO’s record third quarter results underscore the growing the momentum of our security solutions driven by increasing demand for security in banking and enterprise and application security markets. During the third quarter of 2014 we delivered the highest revenue in the Company’s history, our first quarter exceeding $50 million of revenue, improvements in operating income and record order intake. As a result our expectations for the year continued to increase and have resulted in our third consecutive quarter of increased guidance.

Primary factors contributing to our third quarter results include increased shipments of our core solutions to existing customers, the addition of new customers and strong market acceptance of our newest solutions. Revenue from continuing operations for the third quarter of 2014 increased 34% to $52.6 million from $39.2 million in the third quarter of 2013, and for the first nine months of 2014 increased 24% to $139.1 million from $111.8 million for the first nine months of 2013.

We demonstrated strong growth in both of our banking and enterprise and application security markets. Operating income from continuing operations for the third quarter and first nine months of 2014 was $13.8 million and $25.4 million respectively, an increase of $8.8 million or 175% from $5.0 million reported for the third quarter of 2013 and an increase of $15.7 million or 162% from $9.7 million reported in the first nine months of 2013.

Operating income from continuing operations as a percent of revenue for the third quarter and first nine months of 2014 was 26% and 18% respectively compared to 13% and 9% for the comparable periods in 2013.

During the third quarter we began initial shipments for Cronto based Rabo Scanner to Rabobank and shipments of authenticators to HSBC in the U.S. for their retail banking customers. These contributed to our third quarter performance, but together they were less than 10% of total third quarter revenue and without that business our third quarter 2014 growth over third quarter 2013 would have still been more than 20% demonstrating strength in our core business.

We have experienced strong acceptance of our next generation solutions including our CrontoSign technology.

As you know CrontoSign technology provides a high definition QR code as a method of authentication. This improves security and defeats the newest hacking techniques while still providing a positive and frictionless user experience. Rabobank selection of the VASCO CrontoSign technology for their Rabo Scanner represents their most recent upgrade cycle with VASCO providing a prime example of what we refer to as sustainable, repeatable revenue.

Our continuing robust performance and increasing cash balances strengthen our ability to continue to invest in growing our business including the pursuit of additional tuck-in acquisitions, similar to Cronto technology and Risk IDS. We are committed to making the best use of our cash balances to drive growth without unnecessary risk.

Increasing attacks from criminal hacking organizations are fueling greater interest in VASCO security solutions.

Looking beyond the headlines, a recent report from the Ponemon Institute reported that 43% of companies say that they experienced a data breach this year, a 30% increase from the previous year. And responding to attacks in the banking segment, JP Morgan Chase CEO, Jamie Dimon recently stated that the bank would likely double its $250 million IT security budget over the next four to five years.

In summary, following our 47th consecutive quarter of delivering positive results to our shareholders, I anticipate continued success in achieving our growth goals and executing our long-term strategy. We will strive to continue to invest in people and technology that will enable us to deliver security solutions that the market requires and that our competitors do not have.

At this time, I’d like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Jan Valcke - VASCO Data Security International - President and COO

Thank you, Ken. Ladies and gentlemen, as Ken shared, the third quarter was another strong quarter for VASCO that followed continuing improvements starting in the fourth quarter of 2013. Our results for the third quarter reflected a 37% increase in the revenues for the banking market and a 23% increase in the revenues from the enterprise and application security market. These results further to prove our ability to grow revenue at a faster rate than our expenses.

Operating income from continuing operations as a percentage of revenue for the third quarter and the first nine months of 2014 was 26% and 18% respectively compared to 13% and 9% for the comparable periods in 2013. Our third quarter result underscored the positive impact of VASCO’s degree of operating leverage. With the present level of fixed costs, increase in revenue result in much more significant gains in operating income and EBITDA.

A core component of our strategy to strengthen gross margins is an emphasis on generating increased revenue from non-hardware sources including maintenance and support and mobile DIGIPASS family of products, which target the mobile and application developer markets. We accomplished significant gains in the third quarter in this area and we will continue to expand our efforts to make additional gains in our high margin business segments.

We remain optimistic about the future as we experienced record order intake in the third quarter. This quarter’s intake of new orders exceeded our previous best quarter, which was the first quarter of 2014. Of course, Rabobank contributed significantly to our new orders in the third quarter. But even without Rabobank orders, we still exceeded our previous best quarter for order intake. While we are very pleased with the level of new orders, our intake of new orders reflected a significant increase in orders for our card reader products. As a result we expect that card readers will make up a higher percentage of orders that we’ll ship in the fourth quarter and result in added pressure to our gross and operating margins as a percentage of our total revenue.

We continue to focus on delivering innovative security solutions that serve the most urgent needs of our customers. We have important feature enhancements to our DIGIPASS for APPS solutions scheduled for the fourth quarter that will further expand the protection of mobile applications.

In addition, the integration of Risk IDS is on schedule and we anticipate making announcements about products integrating this innovative technology in 2015. Our strong growth is driven by increased demand for our legacy products and our new solutions and by the addition of new customers. We are happy that our long-term strategy is yielding positive results and we remain optimistic about the future.

Thank you and now I will return the call to Ken.

Ken Hunt - VASCO Data Security International - Chairman and CEO

Thank you, Jan. At this time I’d like to introduce you to Cliff Bown, VASCO’s Executive Vice President and Chief Financial Officer. Cliff?

Cliff Bown - VASCO Data Security International - EVP and CFO

Thanks Ken and welcome to everyone on the call. As noted earlier by Ken revenues for the third quarter of 2014 were $52.6 million an increase of $13.5 million or 34% from the third quarter of 2013. For the first nine months revenues were $139.1 million, an increase of $27.3 million or 24% from the comparable period in 2013.

The increase in revenue in the third quarter reflected a 37% increase from revenues in the banking market and a 23% increase in revenues from the enterprise and application security market. For the nine months ended September 30, 2014 the increase reflected a 25% increase in revenues from the banking market and a 21% increase in revenues from the enterprise and application security market. Changes in exchange rates also had a favorable impact on the comparison revenues. We estimate that revenues were $0.2 million higher for the third quarter and $1.4 million higher for the first nine months of 2014, than they would have been had the exchange rates in 2014 been the same as 2013.

The mix of revenues in the third quarter of 2014 was slightly more heavily weighted to the banking market than in the third quarter of 2013. Revenues from the banking market were 84% of our total revenue in the third quarter of 2014 compared to 83% in the third quarter of 2013. The mix of revenues for the first nine months of 2014 was largely the same as in 2013 with 83% of our total revenue coming from the banking market in both periods.

The geographic distribution of our revenue for the first nine months of 2014 compared to the same period in 2013, showed changes among regions outside of EMEA.

Revenue from EMEA however was unchanged and represented 61% of our total revenue for both the first nine months of 2014 and 2013. The remaining balance for the first nine months of 2014, 6% of our revenue came from the U.S., 24% from Asia and the remaining 9% came from other countries. The remaining balance for the first nine months of 2013, 8% of our revenue came from U.S., 18% from Asia and the remaining 13% came from other countries. We believe that the change in mix of revenues by region does not reflect any significant change in the economic environment of any given market but rather reflects that our business is based on specific projects undertaken by our customers in specific time periods.

Our gross profit margins were stronger for both the third quarter and first nine months of 2014 compared to the same period in 2013. Our gross profit margins were 68% and 66% of revenue for the third quarter and first nine months of 2014 respectively compared to 64% of revenue for both the third quarter and first nine months of 2013. The increase in gross profit as a percentage of revenue for the third quarter of 2014 compared to 2013 primarily reflects an improvement in the gross margin of products sold including card readers and an increase in non-hardware revenue as a percentage of total revenue, partially offset by an increase in card reader revenues as a percentage of total revenue and higher non-product costs which includes freight, inventory write-downs and various other components not related directly to the manufacture of the product.

The increase in gross profit as a percentage of revenue for the first nine months of 2014 compared to 2013 primarily reflects an increase in non-hardware revenue as a percentage of total revenue and lower non-product costs partially offset by an increase in card reader revenues as a percentage of total revenue. Non-hardware revenue which can have gross profit margin that is approximately 20 to 30 percentage points higher than hardware related revenue depending on the model and the quantity of the hardware units sold was approximately 31% and 29% of total revenue for the third quarter and first nine months of 2014 respectively and compares to approximately 28% of total revenue for both the third quarter and first nine months of 2013.

Card readers, which generally have gross profit margins that are 15 to 25 percentage points lower than other hardware related margins due to competitive pricing pressures were 12% and 17% of our total revenue for the third quarter and first nine months of 2014 respectively, compared to 10% and 13% of our total revenue for the third quarter and first nine months of 2013.

On a consolidated basis our operating expenses for the quarter and nine months ended September 30, 2014 were $21.8 million and $67 million respectively. An increase of $1.7 million or 9% from the third quarter of 2013, and an increase of $4.7 million or 8% for the nine months ended September 30, 2014.

The increase in consolidated operating expenses for both the third quarter and first nine months of 2014 compared to the same periods in 2013 primarily reflected increased incentive compensation expenses related to the higher revenues, incremental expenses related to Cronto Limited which we acquired in the second quarter of 2013, and the strengthening of the euro compared to the U.S. dollar.

We estimate that the strengthening of the euro versus U.S. dollar increased our expenses by $0.3 million and $1.5 million for the third quarter and first nine months of 2014 compared to the same periods in 2013.

At September 30, 2014 we had 371 people worldwide with 182 in sales and marketing and customer support, 133 in research and development and 56 in general and administrative. The average headcount for the third quarter of 2014 was 30 persons or 8% lower than the average headcount for the third quarter of 2013. The average headcount for the first nine months of 2014 was eight persons or 2% lower than the average headcount for the same period in 2013.

Operating expenses for the third quarter and first nine months of 2014 included $1 million and $2.4 million of expenses related to long-term incentive plan costs respectively compared to $0.6 million and $2.0 million of long-term incentive plan cost for the third quarter and first nine months of 2013 respectively.

Operating income for the third quarter of 2014 was $13.8 million, an increase of $8.8 million or 175% from the $5 million reported for the third quarter of 2013, and for the first nine months operating income was $25.4 million in 2014, an increase of $15.7 million or 162% from the $9.7 million reported in 2013.

Operating income as a percent of revenue or operating margin was 26% for the third quarter and 18% for the first nine months of 2014. In 2013, our operating margins were 13% for the quarter and 9% for the first nine months. We reported income tax expense of $1.7 million for the third quarter and $3.5 million for the first nine months of 2014. The effective tax rate was 13% for the third quarter and 14% for the first nine months of 2014. For 2013, the Company reported income tax expense of $1.4 million for the third quarter and $2.3 million for the first nine months. The effective tax rate was 29% for the third quarter and 23% for the first nine months of 2013. The increase in tax expense for the third quarter and the first nine months is attributable to higher pretax income partially offset by the lower effective tax rate. The effective tax rates for both 2014 and 2013 reflect our estimate of our full year tax rate at the end of the third quarter of each period. The change in the tax rate reflects a number of differences including but not limited to our estimates of full year pretax income at the end of the third quarter of each year as well as the geographic distribution of where the income is earned.

Our balance sheet continued to show strong cash and working capital balances throughout the third quarter 2014. Our net cash balance was $125.9 million at September 30, 2014, an increase of $2.6 million or 2% from $123.3 million at June 30, 2014 and an increase of $27.3 million or 28% from $98.6 million at December 31, 2013.

At September 30, 2014, we had working capital of $148.2 million an increase of $13 million or 10% from $135.2 million at June 30, 2014 and an increase of $23.7 million or 19% from $124.5 million reported at December 31, 2013. The increase in working capital is primarily related to our operating profits.

Please note that our percentage increase in working capital at September 30, 2014 compared to June 30, 2014 exceeded our percentage increase in cash for the same period primarily due to our increased investments in receivables and in inventory. Our receivable balances increased $5.3 million in the third quarter due both to an increase in revenue for the third quarter compared to the second quarter, and the timing of when sales were made within each respective quarter. Our investment in inventory increased by $5.7 million in the third quarter to meet our production demands related to the strong intake of new orders.

Thank you for your attention. I’d now like to turn the meeting back to Ken.

Ken Hunt - VASCO Data Security International - Chairman and CEO

Thank you, Cliff. At this time, I’d like to highlight our guidance for 2014. VASCO is increasing its guidance for revenue for the full year 2014. We currently believe that our revenue from our traditional business which excludes our new service product offerings DIGIPASS as a Service and MYDIGIPASS.com will be $190 million or more, an increase from the range communicated previously of $175 million to $180 million.

We are also increasing our guidance for operating income as a percentage of revenue.

We expect that operating income as a percentage of revenue excluding the amortization of purchased and intangible assets will be in the range of 17% to 20% which compares to the 13% to 15% communicated previously.

This concludes our presentations today and we will now open the call for questions. As a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow up. If you have additional questions please get back into the queue. Operator we are ready for our Q&A session.

QUESTION AND ANSWER

Operator

Thank you ladies and gentlemen. (Operator Instructions). Our first question comes from the line of Joe Maxa with Dougherty & Company. Please go ahead sir.

Joe Maxa - Dougherty & Co. - Analyst

Question, I wanted to just get a little more sense on this Rabobank the big order, did you get orders both in the first quarter and the third quarter? And do you anticipate additional or have you received the ballpark of the orders you’re going to get that are scheduled through the end of next year?

Ken Hunt - VASCO Data Security International - Chairman and CEO

Cliff, would you handle that, that’s a delicate subject.

Cliff Bown - VASCO Data Security International - EVP and CFO

We’ve received orders from Robo throughout the year Joe, as to whether or not we’ve received all of them we would prefer not to comment on that. As you know with our sustainable repeatable revenue model even after the initial orders come in it’s very common that we’ll have follow on orders for the product each year. And then those follow on orders are for a number of reasons including the fact that many of the bank’s customers chose to do Internet banking where they haven’t before, the addition of new customers as well as a replacement of the units that are lost or otherwise damaged. So we expect orders to continue to come in from Robobank for the new product.

Joe Maxa - Dougherty & Co. - Analyst

I was just trying to figure out if the strength and it sounds like you already talked about you had strength outside of the Robobank in the third quarter as well?

Cliff Bown - VASCO Data Security International - EVP and CFO

Yes, we did as noted in the prepared remarks even without the Robobank order it was still the best quarter for intake of new orders in our history.

Joe Maxa - Dougherty & Co. - Analyst

And the gross margin I understand is going to come down some in fourth quarter because you’re going to have a higher card reader shipment which I’m assuming is partially due to Robobank’s product. Also, can you give us a sense on what percent you might think or a range that the card reader would be as a percentage of your revenues?

Cliff Bown - VASCO Data Security International - EVP and CFO

I’d prefer not to comment on that specific point Joe. But I think if you looked at the guidance that we gave for operating margin, it gives you a range of where we expect to end up overall and the decrease on a year-to-date basis from where we’re today comes through a combination of lower gross margins as well as slightly higher operating expenses. So I would leave it to each analyst to sort of model their own but recommend that you come within the range that we’re guiding today.

Joe Maxa - Dougherty & Co. - Analyst

I’m sorry just this one last one on the op margin guidance 17% to 20%. I know you’re not guiding for next year, but is this a reasonable number to think about going forward given where you’re at today?

Cliff Bown - VASCO Data Security International - EVP and CFO

We haven’t done those calculations Joe, so we don’t have a comment for you today. We would probably plan to provide that update and guidance in February, where we’ve got our budgets in place and more detailed focus on 2015.

Ken Hunt - VASCO Data Security International - Chairman and CEO

Joe this is Ken, I will say that we’ve said consistently that our strategy is to create new products and sell more products that are higher in gross margin that are more software, and that continues to be our strategy. When asked in the past if we think that we can return to the higher margins of several years ago. The answer is, that’s our goal, that’s our strategy, we still have to execute.

Joe Maxa - Dougherty & Co. - Analyst

Ken, you did mention you have some growth goals in your prepared remarks, I don’t know if you’ve ever commented on those publicly? Is that something that may be I missed or is that just something you’re keeping internal at this point?

Ken Hunt - VASCO Data Security International - Chairman and CEO

I’m not sure which growth goals you’re talking about.

Joe Maxa - Dougherty & Co. - Analyst

I thought it was 11. Perhaps I heard incorrectly, but I thought I heard you mention something about you intended to reach your growth goals or put on good path to reach growth goals.

Ken Hunt - VASCO Data Security International - Chairman and CEO

Well yes, that’s a general comment that we have some internal growth goals that we don’t share with the market. And those are the goals that we give to our sales organization. And they achieve their assignments, then we achieve the overall assignments of the Company.

Operator

(Operator Instructions). Our next question comes from the line of Fred Ziegel with Topeka Capital Markets. Please proceed.

Fred Ziegel - Topeka Capital Markets - Analyst

As you look at 2014, what have you seen in terms of demand split simply between new customers and the installed base? And how has that changed if at all over the last few years?

Ken Hunt - VASCO Data Security International - Chairman and CEO

Well I would say the general trend it seems to be that we continue to the sustainable repeatable revenue that I’ve been talking about for a long, long time continues to be realized. The percentage of total revenue each year changes a bit, but we have a lot of very loyal customers and every four or five years those customers come back to us and replenish or replace what they have bought previously and that’s the sustainable repeatable nature of our business and so that continues.

Cliff Bown - VASCO Data Security International - EVP and CFO

Fred, this is Cliff. On little bit more of a numbers basis, as an example we’ve got a new customer this year that in the third quarter was 10% of our revenues, and on a year-to-date basis is not 10% and likely won’t be for the full year. So we won’t disclose the name, but it’s a significant new customer. When I look at the intake or the revenues from customers this year, that customer will probably place number two on third quarter and year-to-date third quarter and maybe will only drop down to the number three position for the full year. So new customers are an important part of our growing customer base.

Fred Ziegel - Topeka Capital Markets - Analyst

Have you seen any reaction in the U.S. from the HSBC deployment there? Has that stirred up the pot at all?

Ken Hunt - VASCO Data Security International - Chairman and CEO

You are talking about other banks following suit, is that what you mean Fred? Maybe he didn’t hear me. I’d say in general just because there have been so many very visible hacking attacks that all banks are looking to whether or not they have the appropriate security measures in place. HSBC with their very visible announcement that they were going to equip the more risk based customers with our product with either the DIGIPASS 270 or the DIGIPASS for Mobile, I think that’s made an impact. I don’t know exactly the deals we’re working on. I couldn’t share it with you anyway, but I’d say generally speaking, I think the attitude of the banks here in United States maybe finally are taking a serious look at what they need to protect their clients. Jan, do you have anything more than you’d like to say on that topic.

Jan Valcke - VASCO Data Security International - President and COO

I can just repeat what you are saying. We see an increase in the demand for our customers to secure transactions between the consumer and the banks.

Fred Ziegel - Topeka Capital Markets - Analyst

And just quickly any update on the services, where they stand today?

Ken Hunt - VASCO Data Security International - Chairman and CEO

Services being the DIGIPASS as a Service and MYDIGIPASS.com, we continue to work on that. We are trying to make some adjustments to make the service more appropriate through the market demands, and that’s about all I can say. Risk IDS as was mentioned is becoming more integrated into our platform and new features and functions are being added. We’re very hopeful and optimistic about Risk IDS going forward.

Operator

Our next question comes from the line of Bridie Barrett with Edison Capital. Please proceed.

Bridie Barrett - Edison Capital - Analyst

I just wanted to talk a little bit about the enterprise division. I mean it looks like that it’s had a real turnaround over the last few quarters after a difficult 2012, ’13. And I just wondered if you could maybe expand a little bit on the DIGIPASS for APPS? And how much of the business is coming from that? And also just for my benefit maybe re-explain the business model there. Is it being sold on a per user basis or is it on a fixed license? I am just trying to understand how that folds into that division and that will help to us in understanding how much of the revenues can come from that going forward. That would be great.

Ken Hunt - VASCO Data Security International - Chairman and CEO

Sure. Jan would you handle that please?

Jan Valcke - VASCO Data Security International - President and COO

Yes, thank you Ken. So the first question is basically on the DIGIPASS for APPS, and I would directly comment. We have on the mobile side and the software, client software side for smartphones we have two product lines, we have a product line that is a DIGIPASS for Mobile which is a product that can be downloaded on your smartphone and that can secure one app or even different apps. And then we have the DIGIPASS for APPS which is basically a whole set of modules and SDK that can be integrated in existing apps. So in the first with the DIGIPASS for Mobile the consumer sees that product on their smartphone, that is connected to one or different apps. In the second with the DIGIPASS for APPS, the consumer does not see anymore that product because it has been totally integrated.

So we see a stronger demand for client subset products in general. Our products are already on the market since several years, but it’s this year that we see a strong increase of demand and also an increase in our business. I will not comment on how much we’re doing, but one of the remarks I believe of Cliff is that thanks for that increase of our client software that we see also an increase in our gross margins.

The enterprise security as I mentioned in my remarks, it’s a 23% increase compared to the third quarter of last year. Most of the part is coming from maintenance, and basically we’re happy to see that increase. And there we have two activities; one, is really security for employees which is a business that was for distributor and sellers. And then there is a business that goes directly in direct touch or offering a direct sales model directly to end users. So I believe I have answered your questions.

Bridie Barrett - Edison Capital - Analyst

That’s very helpful. Can I just clarify as well on the DIGIPASS for APPS that are integrated into existing applications? Is that business model — so if you sell the DIGIPASS for APPS on integration and then there is an annual fee as it’s being used or is it’s on a volume basis as more and more apps.

Jan Valcke - VASCO Data Security International - President and COO

It’s volume based, it’s a user license. So much by user and then also the second part is so much by user base per year. So it’s as well term license as a perpetual, even if today most part is really as perpetual.

Operator

(Operator Instructions). Our next question comes from the line of Josh Goldberg with G2 Investment Partners. Please proceed.

Josh Goldberg - G2 Investment Partners - Analyst

I had a couple of quick questions, just to make sure I have it correct. Did you say your order intake for the quarter was your best ever meaning in any quarter not just the third quarter?

Ken Hunt - VASCO Data Security International - Chairman and CEO

We did.

Josh Goldberg - G2 Investment Partners - Analyst

And that order intake would have been the best ever even without the Rabobank order?

Ken Hunt - VASCO Data Security International - Chairman and CEO

Without the Rabobank order it was also correct.

Josh Goldberg - G2 Investment Partners - Analyst

So clearly you’re seeing an increased order activity that you probably can’t fulfill all in the fourth quarter your guidance of 190 or more doesn’t make it sound like there is a massive fourth quarter coming. It sounds to me like you’re going to see a repeatable sustainable amount of business now, where your goal I know has been for many years to continue to grow the company and to continue to grow the profits. I know it’s early but just could you give us some color that you feel confidant based on the order intake to the first nine months, that 2015 will be a growth year for the Company? And then a follow up.

Ken Hunt - VASCO Data Security International - Chairman and CEO

Certainly, we have been in previous calls we’ve been consistent in describing a lot of activity in the field, a lot of requests for information from prospective customers as well as existing customers. Those turn into request for proposals and we’ve targeted perhaps a very

Josh Goldberg - G2 Investment Partners - Analyst

RFPs.

Ken Hunt - VASCO Data Security International - Chairman and CEO

Yes, RFPs that’s request for proposals. And those things take time sometimes; it takes time to get the RFI, request for information out to a large number of potential vendors. The bank describes what kind of solutions they’re looking for and then the vendors respond by describing their products that will address the requirements of the bank described in the RFI. Then the bank brings down the large number, probably a large number of potentials down to a number probably of 3 or 4 serious vendors that they ask to respond to the RFP or request for proposal. That takes a while, then a vendor is chosen and then you go through a legal negotiation that takes a while.

So the cycle can be from the time they start the RFI easily a year, sometimes two years. But what happens is when we win the deal whether it’s a brand new customer or an existing customer, very typical is a rollout of what they bought from us over a year or even two years. And then of course follow on orders like Cliff mentioned before, follow on orders regularly, year in, year out.

So what we’ve seen over the last couple of years are all these activities, all these efforts by VASCO sales people and support people turning into business. And so when we announce deals, they typically as I said are rolled out over a longer period of time. I think in the case of Rabobank, they describe that they would start shipping this year which they have and would replace every one of the 5.4 million Rabo readers with the new Rabo Scanner sometime during the last part of this year and into 2015. We expect that to be accomplished. It might continue on with additional orders as well. But that’s kind of the nature of our business. And you are seeing

Josh Goldberg - G2 Investment Partners - Analyst

But my point is that if you have — so I totally agree with all that and I love the strategy. But my only point was that if all the order intake is this year, you are clearly going to see some of that help you in growing your business next year.

Ken Hunt - VASCO Data Security International - Chairman and CEO

Absolutely, sure. Absolutely.

Josh Goldberg - G2 Investment Partners - Analyst

And when you look at your revenue on your banking side. Can you parse out how much of that you think is an increasing ASP for your product versus the units sold? I mean obviously your revenue for first nine months of the year are north of 25% on the banking side. Can you maybe get a sense of how much of it is ASP growth?

Ken Hunt - VASCO Data Security International - Chairman and CEO

Well you mean average sales price. And with our newer products, some of our newer products are actually priced at a higher level, a higher ASP than the products that we are replacing. So we’ll have a combination of our traditional products that will have the ASPs of the past, we’ll have some new products like the CrontoSign technology, that will have higher ASP. So I am not sure exactly how all that will fall out, but my gut tells too that that will be a positive, ASP will be positive growth overall.

Josh Goldberg - G2 Investment Partners - Analyst

Last one for me is obviously a very strong quarter and curious kind of when you went into third quarter on your earnings call in July you talked about a more seasonal third quarter. What led to such a strong third quarter where you were up 10% sequentially?

Ken Hunt - VASCO Data Security International - Chairman and CEO

Sure. Jan, why don’t you address that topic?

Jan Valcke - VASCO Data Security International - President and COO

It’s based basically on a strong order intake and a demand for faster delivery. You need to see that in that business we can have a very faster shift from one quarter to the other quarter. That can be a production that production that cannot follow, that can be that it’s a demand of a customer to delay some deliveries. So it can be several reasons why sometimes business is going from one quarter to the other quarter. This time you have seen in the third quarter and then the third thing is of course VASCO is becoming quite prudent, quite conservative in their forecasting models.

And then we have seen in this third quarter a stronger order intake than we have expected and we have seen also almost no delays and shifts and that makes us, that this quarter was quite strong, or the third quarter was quite strong.

Operator

We have a follow up question coming from the line of Bridie Barrett. Please go ahead.

Bridie Barrett - Edison Capital - Analyst

And just following up on that last point in terms of the orders rolling over one to two years. And the orders that you’ve had for HSBC in the U.S. you said they have started this quarter in Q3. Is that something that you imagine and similarly for Rabobank and your other customers actually. It will be fairly smooth. Or do you envisage a lumpy roll out?

Ken Hunt - VASCO Data Security International - Chairman and CEO

Well, with HSBC I am not sure if we have that visibility, we have the orders in hand. And as far as Rabobank, they’ve given us a very precise schedule and we assume that they will follow that schedule. Jan, do you have any other points?

Jan Valcke - VASCO Data Security International - President and COO

I don’t think we have said that the HSBC roll out started in the third quarter. But we’ve seen like Ken is saying, we are getting request for deliveries. We believe that the bank will follow their roadmap, the rollout roadmap. Sometimes there is a delay; we cannot foresee that. Sometimes they are asking also to do faster deliveries upon the demand of their customers. Yes, that’s the way it is with the hundreds of customers we have that we need to deliver every quarter, that’s always a challenge for VASCO to accomplish that.

Operator

There are no further questions at this time. I’ll turn the call back to you.

Ken Hunt - VASCO Data Security International - Chairman and CEO

Well, thank you Francisco. Well, everybody thanks for attending the call and thanks for your excellent questions. And as always I want to thank the VASCO employees and staff around the world for their hard efforts, their enthusiasm and professionalism. Have a good day everybody.

Operator

Ladies and gentlemen that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.